The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, market measure supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-292881 and 333-292881-01

Subject To Completion, dated September 11, 2026

PRICING SUPPLEMENT No. 212 dated September , 2026

(To Product Supplement No. 1 dated February 13, 2026,

Market Measure Supplement No. 1 dated February 13, 2026,

Prospectus Supplement dated February 13, 2026

and Prospectus dated February 13, 2026)

Wells Fargo Finance LLC Medium-Term Notes, Series B Fully and Unconditionally Guaranteed by Wells Fargo & Company ETF Linked Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

■ Linked to the lowest performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF (each referred to as an “Underlier”)

■ Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the performance of the lowest performing Underlier on the call date or the final calculation day, as applicable. The lowest performing Underlier on the call date or the final calculation day is the Underlier with the lowest underlier return on that day, calculated for each Underlier as the percentage change from its starting value to its closing value on that day

■ Automatic Call. If the closing value of the lowest performing Underlier on the call date occurring approximately three months after issuance is greater than or equal to its call threshold value, the securities will be automatically called for the face amount plus a call premium of at least 11.00% of the face amount (to be determined on the pricing date). The call threshold value for each Underlier is equal to 85% of its starting value

■ Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that could be greater than, equal to or less than the face amount depending on the ending value of the lowest performing Underlier on the final calculation day as follows:

■ If the ending value of the lowest performing Underlier on the final calculation day is greater than its starting value, you will receive the face amount plus a positive return equal to 125% of the percentage increase in the value of that Underlier from its starting value

■ If the ending value of the lowest performing Underlier on the final calculation day is less than its starting value but not by more than the buffer amount of 30%, you will receive the face amount

■ If the ending value of the lowest performing Underlier on the final calculation day is less than its starting value by more than the buffer amount, you will receive less than the face amount and be exposed on a leveraged basis to any decline in the value of that Underlier in excess of the buffer amount. In this case, you will lose approximately 1.4286% of the face amount for every 1% decline in the value of the lowest performing Underlier on the final calculation day in excess of the buffer amount

■  Investors may lose up to 100% of the face amount

■  If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of any Underlier, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of any Underlier at the upside participation rate

■  Your return on the securities will depend solely on the performance of the Underlier that is the lowest performing Underlier on the call date or the final calculation day, as applicable. You will not benefit in any way from the performance of the better performing Underliers. Therefore, you will be adversely affected if any Underlier performs poorly, even if the other Underliers perform favorably

■ All payments on the securities are subject to credit risk, and you will have no ability to pursue the shares of any Underlier or any securities held by any Underlier for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment

■ No periodic interest payments or dividends

■ No exchange listing; designed to be held to maturity or automatic call

The current estimated value of the securities is approximately $971.00 per security. While the estimated value of the securities at pricing may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $941.00 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-10 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The securities are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, market measure supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Wells Fargo Finance LLC
Per Security	$1,000.00	—	$1,000.00
Total

(1) Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2) In respect of certain securities sold in this offering, the agent may pay a structuring fee of up to $2.50 per security to selected securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Terms of the Securities

Issuer:	Wells Fargo Finance LLC.
Guarantor:	Wells Fargo & Company.
Market Measures:

The Market Measures (each referred to as an “Underlier,” and collectively as the “Underliers”), Bloomberg ticker symbols, starting values, call threshold values and downside threshold values are set forth in the table below.

Market Measure

Bloomberg Ticker Symbol

Starting Value(1)

Call Threshold Value(2)

Downside Threshold Value(3)

ARK Innovation ETF

ARKK

$

$

$

iShares® Expanded Tech-Software Sector ETF

IGV

$

$

$

VanEck® Oil Services ETF

OIH

$

$

$

(1) With respect to each Underlier, its closing value on the pricing date.

(2) With respect to each Underlier, 85% of its starting value.

(3) With respect to each Underlier, 70% of its starting value.

Pricing Date*:	September 18, 2026.
Issue Date*:	September 23, 2026.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Automatic Call:

If the closing value of the lowest performing Underlier on the call date is greater than or equal to its call threshold value, the securities will be automatically called, and on the call settlement date, you will receive the face amount per security plus the call premium.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of any Underlier, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of any Underlier at the upside participation rate.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after the call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Date*:	December 18, 2026, subject to postponement.
Call Premium:	At least 11.00% of the face amount, or at least $110.00 per $1,000 face amount of the securities (the actual call premium will be determined on the pricing date).
Call Settlement Date:	Three business days after the call date (as the call date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).

PRS-2

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Maturity Payment Amount:

If the securities are not automatically called on the call date, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

• if the ending value of the lowest performing Underlier on the final calculation day is greater than its starting value:

$1,000 + ($1,000 × underlier return of the lowest performing Underlier on the final calculation day × upside participation rate)

• if the ending value of the lowest performing Underlier on the final calculation day is less than or equal to its starting value, but greater than or equal to its downside threshold value: $1,000; or

• if the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value:

$1,000 + [$1,000 × (underlier return of the lowest performing Underlier on the final calculation day + buffer amount) × multiplier]

If the securities are not automatically called, and the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, you will be exposed on a leveraged basis to the decline in the value of that Underlier in excess of the buffer amount and will lose some, and possibly all, of the face amount of your securities at maturity.

Stated Maturity Date*:	September 23, 2031, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.
Lowest Performing Underlier:	For the call date or the final calculation day, the “lowest performing Underlier” will be the Underlier with the lowest underlier return on that day.
Closing Value:

With respect to each Underlier, closing value has the meaning assigned to “fund closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value of each Underlier is subject to adjustment through the adjustment factor as described in the accompanying product supplement.

Ending Value:	The “ending value” of an Underlier will be its closing value on the final calculation day.
Upside Participation Rate:	125%.
Buffer Amount:	30%.
Multiplier:

The “multiplier” will be equal to the starting value of the lowest performing Underlier on the final calculation day divided by its downside threshold value, or 100% divided by 70%, which is approximately 1.4286.

Underlier Return:

For the call date or the final calculation day, the “underlier return” with respect to an Underlier is the percentage change from its starting value to its closing value on that day, measured as follows:

closing value on that day – starting value

starting value

Final Calculation Day*:	September 18, 2031, subject to postponement.

PRS-3

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Market Disruption Events and Postponement Provisions:

The call date and the final calculation day are subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the call date, the final calculation day, the call settlement date and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each of the call date and the final calculation day is a “calculation day,” and the call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	Wells Fargo Securities, LLC
Material Tax Consequences:	For a discussion of material U.S. federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations.”
Agent:

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the securities to other securities dealers at the original offering price of the securities. In respect of certain securities sold in this offering, the agent may pay a structuring fee of up to $2.50 per security to selected securities dealers.

In addition, the agent will pay a fee to one or more electronic platforms for providing certain electronic platform services with respect to this offering, where selected dealers implement or utilize such providers.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	95001HQC8

________________________

* To the extent that we make any change to the expected pricing date or expected issue date, the call date, the final calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-4

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Additional Information About the Issuer, the Guarantor and the Securities

You should read this pricing supplement together with product supplement No. 1 dated February 13, 2026, market measure supplement No. 1 dated February 13, 2026, the prospectus supplement dated February 13, 2026 and the prospectus dated February 13, 2026 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, market measure supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

You may access the product supplement, market measure supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

• Product Supplement No. 1 dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009729/wffprincipal-424b2_021326.htm

• Market Measure Supplement No. 1 dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009710/wffseriesb-424b2_021326.htm

• Prospectus Supplement dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/1738143/000183988226009700/seriesb-424b2_021326.htm

• Prospectus dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009692/standalone-424b2_021326.htm

PRS-5

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Estimated Value of the Securities

The original offering price of each security includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed rate that is generally lower than our internal funding rate, which is described below and is used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the securities. This rate is used for purposes of determining the estimated value of the securities since we expect secondary market prices, if any, for the securities that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the securities based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the securities, for the same reason.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Securities And Any Secondary Market—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Securities And Any Secondary Market—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer

PRS-6

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the securities are held and to commercial pricing vendors. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the securities. As a result, if you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

PRS-7

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

■ seek a fixed return equal to the call premium if the securities are automatically called on the call date;

■ understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be reduced;

■ seek exposure at the upside participation rate to the upside performance of the lowest performing Underlier on the final calculation day if the securities are not automatically called and its ending value is greater than its starting value;

■ desire to limit downside exposure to the lowest performing Underlier on the final calculation day through the buffer amount;

■ are willing to accept the risk that, if the ending value of the lowest performing Underlier is less than its starting value by more than the buffer amount, they will be exposed on a leveraged basis to the decline in the value of that Underlier in excess of the buffer amount and will lose some, and possibly all, of the face amount per security at maturity;

◼ understand that the ability of the buffer feature to moderate any decline in the value of the lowest performing Underlier on the final calculation day by more than the buffer amount is progressively reduced as the ending value of that Underlier declines because they will be exposed on a leveraged basis to any decline in the value of that Underlier in excess of the buffer amount;

■ understand that the return on the securities will depend solely on the performance of the Underlier that is the lowest performing Underlier on the call date or the final calculation day, as applicable, and that they will not benefit in any way from the performance of the better performing Underliers;

■ understand that the securities are riskier than alternative investments linked to only one of the Underliers or linked to a basket composed of each Underlier;

■ understand and are willing to accept the full downside risks of each Underlier;

■ are willing to forgo interest payments on the securities and dividends on the shares of the Underliers and the securities held by the Underliers; and

■ are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

■ seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;

■ seek a security with a fixed term;

■ are unwilling to accept the risk that the securities may not be automatically called and the ending value of the lowest performing Underlier on the final calculation day may be less than its downside threshold value;

■ seek full return of the face amount of the securities at stated maturity;

■ are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■ seek current income over the term of the securities;

■ are unwilling to accept the risk of exposure to the Underliers;

■ seek exposure to a basket composed of each Underlier or a similar investment in which the overall return is based on a blend of the performances of the Underliers, rather than solely on the lowest performing Underlier;

■ seek exposure to the Underliers but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

■ are unwilling to accept the credit risk of Wells Fargo Finance LLC and Wells Fargo & Company to obtain exposure to the Underliers generally, or to the exposure to the Underliers that the securities provide specifically; or

■ prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underliers, please see the sections titled “The ARK Innovation ETF,” “The iShares® Expanded Tech-Software Sector ETF” and “The VanEck® Oil Services ETF” below.

PRS-8

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called on the call date for the call premium will be determined based on the closing value of the lowest performing Underlier on the call date as follows:

Step 1: Determine which Underlier is the lowest performing Underlier on the call date. The lowest performing Underlier on the call date is the Underlier with the lowest underlier return on the call date, calculated for each Underlier as the percentage change from its starting value to its closing value on the call date.

Step 2: Determine whether the securities are automatically called for the call premium based on the closing value of the lowest performing Underlier on the call date, as follows:

If the securities have not been automatically called, then on the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day. The lowest performing Underlier on the final calculation day is the Underlier with the lowest underlier return on the final calculation day, calculated for each Underlier as the percentage change from its starting value to its ending value.

Step 2: Calculate the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day, as follows:

PRS-9

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Securities Are Not Automatically Called And The Ending Value Of The Lowest Performing Underlier On The Final Calculation Day Is Less Than Its Downside Threshold Value, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

If the securities are not automatically called, we will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending value of the lowest performing Underlier on the final calculation day relative to its starting value and the other terms of the securities. Because the value of each Underlier will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the securities are not automatically called and the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, the maturity payment amount will be less than the face amount and you will be exposed on a leveraged basis to any decline in the value of that Underlier in excess of the buffer amount. In this case, you will lose approximately 1.4286% of the face amount for every 1% decline in the lowest performing Underlier on the final calculation day in excess of the buffer amount. As a result, if the ending value of the lowest performing Underlier on the final calculation day is less than its downside threshold value, you will lose some, and possibly all, of the face amount per security at maturity. This is the case even if the value of the lowest performing Underlier on the final calculation day is greater than or equal to its starting value or its downside threshold value at certain times during the term of the securities.

If the securities are not automatically called, even if the ending value of the lowest performing Underlier on the final calculation day is greater than its starting value, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo Finance LLC or another issuer with a similar credit rating with the same stated maturity date.

If The Securities Are Automatically Called, Your Return Will Be Limited To The Call Premium.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of any Underlier, which may be significant. Accordingly, if the securities are automatically called, the return on the securities may be less than the return on a direct investment in the securities held by any Underlier. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of any Underlier at the upside participation rate.

The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Any Underlier Performs Poorly, Even If The Other Underliers Perform Favorably.

You are subject to the full risks of each Underlier. If any Underlier performs poorly, you will be negatively affected, even if the other Underliers perform favorably. The securities are not linked to a basket composed of the Underliers, where the better performance of some Underliers could offset the poor performance of others. Instead, you are subject to the full risks of whichever Underlier is the lowest performing Underlier on the call date or the final calculation day, as applicable. As a result, the securities are riskier than an alternative investment linked to only one of the Underliers or linked to a basket composed of each Underlier. You should not invest in the securities unless you understand and are willing to accept the full downside risks of each Underlier.

Your Return On The Securities Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On The Call Date Or The Final Calculation Day, As Applicable, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underliers.

Your return on the securities will depend solely on the performance of the Underlier that is the lowest performing Underlier on the call date or the final calculation day, as applicable. Although it is necessary for each Underlier to close at or above its respective call threshold value on the call date in order for the securities to be automatically called for the call premium or at or above its respective downside threshold value on the final calculation day in order for you to receive the face amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Underliers. The securities may underperform an alternative investment linked to a basket composed of the Underliers, since in such case the performance of the better performing Underliers would

PRS-10

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

be blended with the performance of the lowest performing Underlier, resulting in a better return than the return of the lowest performing Underlier alone.

You Will Be Subject To Risks Resulting From The Relationship Among The Underliers.

It is preferable from your perspective for the Underliers to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the Underliers will not exhibit this relationship. The less correlated the Underliers, the more likely it is that one of the Underliers will be performing poorly at any time over the term of the securities. All that is necessary for the securities to perform poorly is for one of the Underliers to perform poorly; the performance of the better performing Underliers is not relevant to your return on the securities. It is impossible to predict what the relationship among the Underliers will be over the term of the securities. To the extent the Underliers represent a different equity market, such equity markets may not perform similarly over the term of the securities.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities will be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities.  However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities.  You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in this pricing supplement under “United States Federal Tax Considerations” as well as “Risk Factors— General Risk Factors Relating To All Securities—The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear” and “United States Federal Tax Considerations” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid derivative contracts that are “open transactions” is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.”

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To An Investment In Wells Fargo Finance LLC’s Debt Securities, Including The Securities

The Securities Are Subject To Credit Risk.

The securities are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue the shares of the Underliers or any securities held by the Underliers for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the securities and, in the event we and the Guarantor were to default on the obligations under the securities and the guarantee, you may not receive any amounts owed to you under the terms of the securities.

As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the securities should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari

PRS-11

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders Of The Securities Have Limited Rights Of Acceleration.

Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed rate that is generally lower than our internal funding rate, which is described above under “Estimated Value of the Securities—Determining the estimated value.” If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Securities—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Estimated Value of the Securities—Valuation of the securities after issuance.”

PRS-12

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of each Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underliers; interest rates; volatility of the Underliers; correlation among the Underliers; time remaining to maturity; dividend yields on the securities held by the Underliers; and currency exchange rates. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our and the Guarantor’s creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, your return will be limited to the call premium, and you will not receive the potentially higher payment that may have been paid if you had held the securities until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of any or all of the Underliers. Because numerous factors are expected to affect the value of the securities, changes in the values of the Underliers may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underliers

Whether The Securities Will Be Automatically Called And The Maturity Payment Amount Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●Investing In The Securities Is Not The Same As Investing In The Underliers. Investing in the securities is not equivalent to investing in the Underliers. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the shares of the Underliers for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those shares. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underliers would have.

●Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

●Changes That Affect The Underliers Or The Fund Underlying Indices May Adversely Affect The Value Of The Securities, Whether The Securities Will Be Automatically Called And The Maturity Payment Amount.

●We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By The Underliers.

●We And Our Affiliates Have No Affiliation With The Fund Sponsors Or The Fund Underlying Index Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

●An Investment Linked To The Shares Of An Underlier Is Different From An Investment Linked To Its Fund Underlying Index.

●There Are Risks Associated With The Underliers.

●Anti-dilution Adjustments Relating To The Shares Of The Underliers Do Not Address Every Event That Could Affect Such Shares.

PRS-13

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

The Securities Are Subject To Risks Associated With Actively Managed Funds With Respect To The ARK Innovation ETF.

The ARK Innovation ETF is actively managed. Unlike a passively managed fund, an actively managed fund does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser. The investment adviser of an actively managed fund may adopt a strategy or strategies that are significantly higher risk than the indexing strategy that would have been employed by a passively managed fund. As an actively managed fund, the ARK Innovation ETF is subject to management risk. In managing an actively managed fund, the investment adviser of a fund applies investment strategies, techniques and analyses in making investment decisions for that fund, but there can be no guarantee that these actions will produce the intended results. The ability of the ARK Innovation ETF’s investment adviser to successfully implement its investment strategy will significantly influence the market price of the shares of the ARK Innovation ETF and, consequently, the value of the securities.

The Securities Are Subject To Risks Associated With Disruptive Innovation Companies With Respect To The ARK Innovation ETF.

The ARK Innovation ETF’s investment strategy involves exposure to companies that its investment adviser believes are capitalizing on disruptive innovation and developing technologies to displace older technologies or create new markets (“disruptive innovation companies”). However, the companies selected by the investment adviser may not in fact do so. Companies that initially develop a novel technology may not be able to capitalize on the technology. Companies that develop disruptive technologies may face political or legal attacks from competitors, industry groups or local and national governments. These companies may also be exposed to risks applicable to sectors other than the disruptive innovation theme for which they are chosen, and the securities issued by these companies may underperform the securities of other companies that are primarily focused on a particular theme. The ARK Innovation ETF may invest in companies that do not currently derive any revenue from disruptive innovations or technologies, and there is no assurance that any company will derive any revenue from disruptive innovations or technologies in the future. A disruptive innovation or technology may constitute a small portion of any company’s overall business. As a result, the success of a disruptive innovation or technology may not affect the value of the equity securities issued by that company.

The Securities Are Subject To Risks Relating To Cryptocurrencies With Respect To The ARK Innovation ETF.

The ARK Innovation ETF may have indirect exposure to cryptocurrencies, such as bitcoin. Cryptocurrencies are digital assets designed to act as a medium of exchange and do not represent legal tender. Cryptocurrency generally operates without central authority or banks and is not backed by any government. Cryptocurrencies are susceptible to theft, loss, destruction and fraud. Cryptocurrency is an emerging asset class, and regulation in the United States is still developing, including with respect to market integrity, anti-fraud, anti-manipulation, cybersecurity, surveillance and anti-money laundering. Federal, state and/or foreign governments may restrict the use and exchange of cryptocurrencies. The market prices of bitcoin and other cryptocurrencies have been subject to extreme fluctuations. Political or economic crises may motivate large-scale sales of cryptocurrency, which could result in a reduction in the prices of cryptocurrency. Concerns about the perceived or actual environmental or other risks associated with, or bad publicity regarding, cryptocurrency may lead to decreased participation in the cryptocurrency network or decreased interest in or use of cryptocurrency, which could adversely affect the value of cryptocurrency and therefore the value of and return on the securities. If cryptocurrency markets continue to be subject to sharp fluctuations, the ARK Innovation ETF and the securities may be adversely affected. Cryptocurrency exchanges and other trading venues on which cryptocurrencies trade are relatively new and, in most cases, largely unregulated and may therefore be more exposed to operational problems, fraud and failure than established, regulated exchanges for securities, derivatives and other currencies. Cryptocurrency exchanges may stop operating or permanently shut down due to fraud, technical glitches, internet disruptions, hackers or malware, which may also affect the prices of cryptocurrencies. Events that negatively affect cryptocurrencies may negatively affect the performance of the ARK Innovation ETF and the securities if the ARK Innovation ETF provides indirect exposure to cryptocurrencies at that time.

The Securities Are Subject To Mid-Capitalization, Small-Capitalization And Micro-Capitalization Companies Risks With Respect To The ARK Innovation ETF.

Some of the securities composing the ARK Innovation ETF have been issued by companies that are considered mid-capitalization, small-capitalization and micro-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the ARK Innovation ETF may be more volatile than that of a market measure that tracks solely large-capitalization stocks. Stock prices of mid-capitalization, small-capitalization and micro-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of mid-capitalization, small-capitalization and micro-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, mid-capitalization, small-capitalization and micro-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization, small-capitalization and micro-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Mid-capitalization, small-capitalization and micro-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths

PRS-14

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

The Securities Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To The ARK Innovation ETF and The VanEck® Oil Services ETF.

Some of the equity securities composing the ARK Innovation ETF and VanEck® Oil Services ETF are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Securities Are Subject To Risks Relating To Emerging Markets With Respect To The ARK Innovation ETF and The VanEck® Oil Services ETF.

Some of the equity securities composing the ARK Innovation ETF and the VanEck® Oil Services ETF have been issued by companies in countries based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

The Securities Are Subject To Currency Exchange Rate Risk With Respect To The ARK Innovation ETF and The VanEck® Oil Services ETF.

Each of the ARK Innovation ETF and the VanEck® Oil Services ETF is composed of some non-U.S. equity securities denominated in a non-U.S. currency and the prices of those securities are converted into U.S. dollars for purposes of calculating the value of that Underlier. Therefore, investors in the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the ARK Innovation ETF and the VanEck® Oil Services ETF trade. An investor’s net exposure will depend on the extent to which the currencies of the non-U.S. equity securities held by the ARK Innovation ETF and the VanEck® Oil Services ETF strengthen or weaken against the U.S. dollar and the relative weight of the non-U.S. equity securities denominated in those currencies. If, taking into account that weighting, the dollar strengthens against the currencies of the non-U.S. equity securities held by the ARK Innovation ETF or the VanEck® Oil Services ETF, the value of the applicable Underlier will be adversely affected and any amounts payable on the securities may be reduced.

The Equity Securities Composing The iShares® Expanded Tech-Software Sector ETF Are Concentrated In The Software Sector.

All or substantially all of the equity securities composing the iShares® Expanded Tech-Software Sector ETF are issued by companies whose primary line of business is directly associated with the software sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The values of companies that are involved in the software industry, such as application software, systems software and home entertainment software sub-industries, are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation, changes in the prices and availability of raw materials and competition in the software industry, both domestically and internationally, including competition from foreign competitors with potentially lower productions costs. Such companies may also be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, such companies may face competition for the services of, and difficulties in employing and retaining, qualified personnel.

PRS-15

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

The Equity Securities Composing The VanEck® Oil Services ETF Are Concentrated In The Oil Services Sector.

All or substantially all of the equity securities composing the VanEck® Oil Services ETF are issued by companies whose primary line of business is directly associated with the oil services sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The profitability of oil services companies is related to worldwide energy prices, including all sources of energy, and exploration and production costs. The price of energy, the earnings of oil services companies, and the value of such companies’ securities are subject to significant volatility. Oil services companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, the imposition of import controls, world events, actions of OPEC, negative perception and publicity, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business. Oil services companies operate in a highly competitive and cyclical industry, with intense price competition. Oil services companies are exposed to significant and numerous operating hazards. Oil services companies can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate. The revenues of oil services companies may be negatively impacted by contract termination and renegotiation. Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations. Oil services companies may also be adversely affected by environmental damage claims and other types of litigation. Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas. The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in interest rates, changes in foreign regulations and other risks inherent to international business. Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States. Some oil services companies are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results. The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business. In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses. Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

Risks Relating To Conflicts Of Interest

Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our and the Guarantor’s economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

●  The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. WFS, which is our affiliate, will be the calculation agent for the securities. As calculation agent, WFS will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, WFS may be required to make discretionary judgments that may adversely affect any payments on the securities.  See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and WFS’s determinations as calculation agent may adversely affect your return on the securities.

●  The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation.

●  Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the values of the Underliers.

●  Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are held by the Underliers may adversely affect the values of the Underliers.

PRS-16

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

● Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

●  Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

●  A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-17

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value, call threshold value or downside threshold value of any Underlier. The hypothetical starting value of $100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual starting value of any Underlier. The actual starting value, call threshold value and downside threshold value for each Underlier will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For actual historical data of the Underliers, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call, and the resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Call Premium:	11.00% of the face amount (the lowest possible call premium that may be determined on the pricing date)
Upside Participation Rate:	125%
Hypothetical Starting Value:	For each Underlier, $100.00
Hypothetical Call Threshold Value:	For each Underlier, $85.00 (85% of its hypothetical starting value)
Hypothetical Downside Threshold Value:	For each Underlier, $70.00 (70% of its hypothetical starting value)
Buffer Amount:	30%

Hypothetical Payout Profile

PRS-18

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus the call premium, resulting in a hypothetical pre-tax total rate of return of 11.00%.

If the securities are not automatically called:

Hypothetical ending value of the lowest performing Underlier	Hypothetical underlier return of the lowest performing Underlier(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
$200.00	100.00%	$2,250.00	125.000%
$175.00	75.00%	$1,937.50	93.750%
$150.00	50.00%	$1,625.00	62.500%
$140.00	40.00%	$1,500.00	50.000%
$130.00	30.00%	$1,375.00	37.500%
$120.00	20.00%	$1,250.00	25.000%
$110.00	10.00%	$1,125.00	12.500%
$105.00	5.00%	$1,062.50	6.250%
$102.50	2.50%	$1,031.25	3.125%
$100.00	0.00%	$1,000.00	0.000%
$97.50	-2.50%	$1,000.00	0.000%
$95.00	-5.00%	$1,000.00	0.000%
$90.00	-10.00%	$1,000.00	0.000%
$80.00	-20.00%	$1,000.00	0.000%
$70.00	-30.00%	$1,000.00	0.000%
$69.00	-31.00%	$985.71	-1.429%
$60.00	-40.00%	$857.14	-14.286%
$50.00	-50.00%	$714.29	-28.571%
$25.00	-75.00%	$357.14	-64.286%
$0.00	-100.00%	$0.00	-100.00%

(1) The underlier return of the lowest performing Underlier is equal to the percentage change from its starting value to its ending value (i.e., its ending value minus its starting value, divided by its starting value).

(2) The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PRS-19

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity

Example 1. The closing value of the lowest performing Underlier on the call date is greater than its call threshold value, and the securities are automatically called on the call date:

	ARK Innovation ETF	iShares® Expanded Tech-Software Sector ETF	VanEck® Oil Services ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical closing value on the call date:	$170.00	$165.00	$150.00
Hypothetical call threshold value:	$85.00	$85.00	$85.00
Hypothetical underlier return on the call date:	70.00%	65.00%	50.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the call date.

In this example, the VanEck® Oil Services ETF has the lowest underlier return and is, therefore, the lowest performing Underlier on the call date.

Step 2: Determine whether the securities will be automatically called on the call date.

Because the hypothetical closing value of the lowest performing Underlier on the call date is greater than its hypothetical call threshold value, the securities are automatically called on the call date and you will receive on the call settlement date the face amount of your securities plus a call premium of 11.00% of the face amount. Even though the lowest performing Underlier on the call date appreciated by 50.00% from its starting value to its closing value on the call date in this example, your return is limited to the call premium of 11.00%.

On the call settlement date, you would receive $1,110.00 per security.

Example 2. The securities are not automatically called. The maturity payment amount is greater than the face amount:

	ARK Innovation ETF	iShares® Expanded Tech-Software Sector ETF	VanEck® Oil Services ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical closing value on the call date:	$75.00	$80.00	$70.00
Hypothetical call threshold value:	$85.00	$85.00	$85.00
Hypothetical ending value:	$120.00	$110.00	$150.00
Hypothetical downside threshold value:	$70.00	$70.00	$70.00
Hypothetical underlier return on the final calculation day:	20.00%	10.00%	50.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the iShares® Expanded Tech-Software Sector ETF has the lowest underlier return and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the underlier return of the lowest performing Underlier on the final calculation day.

Because the hypothetical closing value of the lowest performing Underlier on the call date is less than its hypothetical call threshold value, the securities are not automatically called. Because the hypothetical ending value of the lowest performing Underlier on the final calculation day is greater than its hypothetical starting value, the maturity payment amount per security would be equal to:

$1,000 + ($1,000 × underlier return of the lowest performing Underlier on the final calculation day × upside participation rate)
$1,000 + ($1,000 × 10.00% × 125.00%)
= $1,125.00

On the stated maturity date, you would receive $1,125.00 per security.

PRS-20

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Example 3. The securities are not automatically called. Maturity payment amount is equal to the face amount:

	ARK Innovation ETF	iShares® Expanded Tech-Software Sector ETF	VanEck® Oil Services ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical closing value on the call date:	$75.00	$80.00	$70.00
Hypothetical call threshold value:	$85.00	$85.00	$85.00
Hypothetical ending value:	$95.00	$110.00	$120.00
Hypothetical downside threshold value:	$70.00	$70.00	$70.00
Hypothetical underlier return on the final calculation day:	-5.00%	10.00%	20.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the ARK Innovation ETF has the lowest underlier return and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the underlier return of the lowest performing Underlier on the final calculation day.

Because the hypothetical closing value of the lowest performing Underlier on the call date is less than its hypothetical call threshold value, the securities are not automatically called. Because the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical starting value, but not by more than the buffer amount, you would not lose any of the face amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. The securities are not automatically called. Maturity payment amount is less than the face amount:

	ARK Innovation ETF	iShares® Expanded Tech-Software Sector ETF	VanEck® Oil Services ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical closing value on the call date:	$60.00	$75.00	$80.00
Hypothetical call threshold value:	$85.00	$85.00	$85.00
Hypothetical ending value:	$130.00	$150.00	$50.00
Hypothetical downside threshold value:	$70.00	$70.00	$70.00
Hypothetical underlier return on the final calculation day:	30.00%	50.00%	-50.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the VanEck® Oil Services ETF has the lowest underlier return and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the underlier return of the lowest performing Underlier on the final calculation day.

Because the hypothetical closing value of the lowest performing Underlier on the call date is less than its hypothetical call threshold value, the securities are not automatically called. Because the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical starting value by more than the buffer amount, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:

$1,000 + [$1,000 × (underlier return of the lowest performing Underlier on the final calculation day + buffer amount) × multiplier]

$1,000 + [$1,000 × ( -50.00% + 30.00%) × approximately 1.4286]

= $714.29

On the stated maturity date, you would receive $714.29 per security. As this example illustrates, if any Underlier depreciates from its starting value to its ending value by more than the buffer amount, you will be exposed on a leveraged basis to any decline in the value of the lowest performing Underlier on the final calculation day in excess of the buffer amount, even if the other Underliers have appreciated or have not declined below their respective downside threshold values.

PRS-21

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

The ARK Innovation ETF

The ARK Innovation ETF is an actively-managed exchange-traded fund managed by ARK Investment Management LLC, the investment adviser to the ARK Innovation ETF. The investment objective of the ARK Innovation ETF is long-term growth of capital. The ARK Innovation ETF will invest under normal circumstances primarily (at least 65% of its assets) in equity securities of U.S. and non-U.S. companies that are relevant to the ARK Innovation ETF’s investment theme of disruptive innovation. ARK Investment Management LLC defines “disruptive innovation” as the introduction of a technologically enabled new product or service that potentially changes the way the world works. ARK Investment Management LLC believes that companies relevant to this theme are those that rely on or benefit from the development of new products or services, technological improvements and advancements in scientific research relating to the areas of genomics; innovation in automation and manufacturing, transportation, energy, artificial intelligence and materials; the increased use of shared technology, infrastructure and services; and technologies that make financial services more efficient. ARK Investment Management LLC defines “genomics” as the study of genes and their functions, and related techniques (e.g., genomic sequencing).

The ARK Innovation ETF’s SEC file numbers are 333-191019 and 811-22883. The ARK Innovation ETF is listed on the NYSE Arca, Inc. under the ticker symbol “ARKK.”

Historical Information

We obtained the closing prices of the ARK Innovation ETF in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification.

The following graph sets forth daily closing prices of the ARK Innovation ETF for the period from January 4, 2021 to September 9, 2026. The closing price on September 9, 2026 was $84.56. The historical performance of the ARK Innovation ETF should not be taken as an indication of its future performance during the term of the securities.

_______

ARK is a trademark of ARK Investment Management LLC. The securities are not sponsored, endorsed, sold or promoted by ARK Investment Management LLC or the ARK ETF Trust (the “Trust”). Neither ARK Investment Management LLC nor the Trust makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither ARK Investment Management LLC nor the Trust has any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo Finance LLC’s or Wells Fargo & Company’s use of information about the ARK Innovation ETF.

PRS-22

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

The iShares® Expanded Tech-Software Sector ETF

The iShares® Expanded Tech-Software Sector ETF is issued by iShares® Trust, a registered investment company. The iShares® Expanded Tech-Software Sector ETF seeks to track the investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P North American Expanded Technology Software Index™. The S&P North American Expanded Technology Software Index™ is a free float-adjusted market capitalization index that is designed to measure U.S. traded securities in the Global Industry Classification Standard (“GICS®”) application software, systems software, and home entertainment software sub-industries as well as applicable supplementary stocks. The iShares® Expanded Tech-Software Sector ETF’s SEC file numbers are 333-92935 and 811-09729. The iShares® Expanded Tech-Software Sector ETF is listed on the Cboe BZX under the ticker symbol “IGV.” For more information about the S&P North American Expanded Technology Software Index™, see “—The S&P North American Expanded Technology Software Index™” below.

The S&P North American Expanded Technology Software Index™

We obtained all information contained in this pricing supplement regarding the S&P North American Expanded Technology Software Index™ (referred to in this section as the “Expanded Technology Software Index”), including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), the index sponsor of the Expanded Technology Software Index. The Expanded Technology Software Index was developed by S&P Dow Jones and is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Expanded Technology Software Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Expanded Technology Software Index in connection with the offer and sale of the securities.

In addition, information about the Expanded Technology Software Index may be obtained from other sources including, but not limited to, the Expanded Technology Software Index sponsor’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Expanded Technology Software Index is accurate or complete.

The Expanded Technology Software Index is a capped modified market capitalization-based index that measures the performance of U.S.-traded stocks from the software industry and select companies from the interactive home entertainment and interactive media and services industries in the U.S. and Canada, as determined by S&P Dow Jones.

The Expanded Technology Software Index is reported by Bloomberg L.P. under the ticker symbol “SPNASEUP.”

Index Composition and Construction

The Expanded Technology Software Index is comprised of the constituents of the S&P North American Technology Software Index™ (the “Parent Index”) and eligible “Supplementary Stocks” (as defined below). S&P Dow Jones assigns constituents to the Parent Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”). The Parent Index is a capped modified market capitalization-based index that measures the performance of the GICS® application software and systems software sub-industries.

Supplementary Stocks include the common stock of Electronic Arts Inc., the Class A common stock of Snap Inc. and the common stock of Take-Two Interactive Software, Inc. If a Supplementary Stock is not included in the list of eligible GICS® classifications but otherwise meets all eligibility criteria of the Parent Index, it will be included in the Expanded Technology Software Index. For information about the eligibility criteria of the Parent Index, please see “Parent Index Eligibility Criteria” below.

Parent Index Eligibility Criteria

To be eligible for inclusion in the Parent Index, the company must be a member of either the S&P Total Market Index (the “S&P TMI”) or the S&P/TSX Composite Index (the “S&P TSX”).

●The S&P TMI offers broad market exposure to companies of all market capitalizations, including all U.S. common equities with a primary listing on the New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or Texas Stock Exchange. Only U.S. companies are eligible for inclusion in the S&P TMI.

●The S&P TSX is a broad market measure for the Canadian equity markets and includes common stocks and income trust units. Canadian companies included in the S&P TSX must meet minimum market capitalization requirements based on their volume weighted average prices on the Toronto Stock Exchange.

Other eligibility criteria include:

PRS-23

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

●Market Capitalization. At each rebalancing, the company must have total market capitalization above its sector capitalization cutoff of US$ 1.4 billion as of the rebalancing reference date to be added to the Parent Index. This cutoff is subject to change depending on market requirements. Current constituents of the Parent Index with a total market capitalization below 50% of their sector capitalization cutoff are removed.

●Liquidity. Stocks must have a liquidity ratio greater than 30%. The liquidity ratio is defined as the annualized dollar value traded over the previous six months divided by the average total market capitalization over the previous six months. The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have six months of trading history. If a stock has been trading for fewer than six calendar months, the stock’s average daily share volume for its entire trading history is used to calculate its liquidity ratio. Current constituents of the Parent Index with a liquidity ratio less than 15% based, on annualized dollar value traded for the prior six calendar months, are removed.

●Public Float. Companies with a public float below 20% are not eligible (or 10% for current constituents of the Parent Index.

●Exchange Listing. The company’s stock must trade on NYSE, Nasdaq or Cboe. Only actual common shares outstanding are eligible for inclusion. Canadian companies with common shares listed on the above exchanges are eligible for inclusion, but American Depositary Receipts are not eligible.

●Sector Classification. Companies classified under the GICS® application software, systems software and home entertainment software sub-industries are eligible.

●Minimum Constituent Count. At each quarterly rebalancing, if the constituent count is less than 22 after applying the rules set forth in the eligibility criteria, the market capitalization requirement is relaxed so that the next largest non-constituent in the eligible universe is added until the constituent count reaches 22.

●Multiple Classes of Stock. All publicly listed multiple share class lines are eligible for inclusion in the Parent Index, subject to meeting the eligibility criteria.

Additions and Deletions

Additions to the Parent Index are added to the Expanded Technology Software Index simultaneously. With the exception of the Supplementary Stocks, constituents removed from the Parent Index are removed from the Expanded Technology Software Index simultaneously. If a Supplementary Stock is removed from the S&P TMI, it is removed from the Expanded Technology Software Index simultaneously.

Capping Methodology

For capping purposes, the Expanded Technology Software Index is rebalanced quarterly, after the market close on the third Friday of March, June, September and December, using the following procedures:

1.The rebalancing reference date for pricing is the Thursday prior to the second Friday of March, June, September and December.

2.With prices reflected on the rebalancing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization.

3.If any company’s weight exceeds 8.5%, that company’s weight is capped at the maximum level and all excess weight is proportionally redistributed to all uncapped companies within the Expanded Technology Software Index. If, after this redistribution, any company breaches the weight cap, the process is repeated iteratively until no company breaches the company capping rule.

4.Then, the aggregate weight of the companies in the Expanded Technology Software Index with a weight greater than 4.5% cannot exceed 45%. These caps are set to allow for a buffer below the respective 5% and 50% limits.

5.If the rule in paragraph 4 is breached, all the companies are ranked in descending order of their weights and the company with the lowest weight that causes the 45% limit to be breached is reduced either until the rule in paragraph 4 is satisfied or its individual weight falls to 4.5%.

6.This excess weight is proportionally redistributed to all companies with weights below 4.5%. Any stock that receives weight cannot breach the 4.5% cap. This process is repeated iteratively until paragraph 4 is satisfied or until all stocks are greater than or equal to 4.5%.

Calculation, Maintenance and Governance

PRS-24

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

Membership in the Expanded Technology Software Index is reviewed semi-annually, effective after the market close on the third Friday of June and December, respectively. The rebalancing reference date is after the market close of the last trading date of the previous month. The Expanded Technology Software Index is calculated, maintained and governed using the same methodology as an “S&P Index” described in the accompanying market measure supplement, subject to the capping methodology and other provisions described above. For additional information about the calculation, maintenance and governance of an “S&P Index”, please see “Description of Indices—The S&P U.S. Indices” in the accompanying market measure supplement.

Historical Information

We obtained the closing prices of the iShares® Expanded Tech-Software Sector ETF in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the iShares® Expanded Tech-Software Sector ETF for the period from January 4, 2021 to September 9, 2026. The closing price on September 9, 2026 was $101.83. The historical performance of the iShares® Expanded Tech-Software Sector ETF should not be taken as an indication of its future performance during the term of the securities.

_______

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares® Trust. None of BTC, BFA or iShares Trust makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA or iShares Trust will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo Finance LLC’s or Wells Fargo & Company’s use of information about the iShares® Expanded Tech-Software Sector ETF.

PRS-25

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

The VanEck® Oil Services ETF

The VanEck® Oil Services ETF is issued by the VanEck® ETF Trust, a registered open-end management investment company. The VanEck® Oil Services ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index, an equity index that is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector, including companies that are primarily engaged in oil equipment, oil services and/or oil drilling. For more information about the VanEck® Oil Services ETF, see “Description of Exchange-Traded Funds—The VanEck® Oil Services ETF” in the accompanying market measure supplement.

Historical Information

We obtained the closing prices of the VanEck® Oil Services ETF in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the VanEck® Oil Services ETF for the period from January 4, 2021 to September 9, 2026. The closing price on September 9, 2026 was $429.35. The historical performance of the VanEck® Oil Services ETF should not be taken as an indication of its future performance during the term of the securities.

_______

VanEck® is a trademark of Van Eck Associates Corporation. The securities are not sponsored, endorsed, sold or promoted by Van Eck Associates Corporation or the VanEck® ETF Trust (the “Trust”). Neither Van Eck Associates Corporation nor the Trust makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither Van Eck Associates Corporation nor the Trust has any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo Finance LLC’s or Wells Fargo & Company’s use of information about the VanEck® Oil Services ETF.

PRS-26

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

United States Federal Tax Considerations

You should review carefully the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you. Moreover, as discussed in the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a security relates is a U.S. real property holding corporation or a passive foreign investment company. If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder (as defined in the accompanying product supplement) in the case of a passive foreign investment company, or to a Non-U.S. Holder (as defined in the accompanying product supplement) in the case of a U.S. real property holding corporation. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, it is reasonable to treat a security as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes, as more fully described in “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Derivative Contracts that are Open Transactions” in the accompanying product supplement. However, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation in the final pricing supplement.

By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. Assuming this treatment is respected, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended, (“Code”) discussed below, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year and short-term capital gain or loss otherwise. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid derivative contracts is respected, there is a risk that your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. You should review the sections entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Derivative Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities, including how the “net underlying long-term capital gain” should be computed if Section 1260 does apply. You should consult your tax advisor regarding the potential application of the “constructive ownership” rules.

Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative tax treatments of the securities, the potential application of the “constructive ownership” rules under Section 1260 and potential changes in applicable law.

Non-U.S. Holders. If you are a non-U.S. Holder, please also read the section entitled “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “Underlying Security”). An IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027, that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and certain determinations made by us as of the date of this pricing supplement, we expect that the securities will not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security. Therefore, we expect that the securities will not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities.

PRS-27

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Buffered Downside with Multiplier

 Principal at Risk Securities Linked to the Lowest Performing of the ARK Innovation ETF, the iShares® Expanded Tech-Software Sector ETF and the VanEck® Oil Services ETF due September 23, 2031

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

PRS-28